Exhibit 99.1

Fred's Reports First Quarter 2010 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 26, 2010--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the first quarter ended May 1, 2010.

For the first quarter of 2010, Fred's net income totaled $8.2 million or $0.21 per diluted share compared with net income of $8.6 million or $0.21 per diluted share in the year-earlier period. Fred's total sales for the first quarter of fiscal 2010 increased 3% to $471.6 million compared with $458.4 million for the same period last year. Comparable store sales for the quarter increased 2.2% on top of a 2.8% increase in the first quarter last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "We are pleased to report earnings above guidance in the first quarter driven by better-than-expected comparable store sales growth and a favorable sales mix, which together resulted in a 90-basis-point improvement in gross margins.

"Although we are still in the early stages of implementing our current initiatives, the progress to date has been encouraging, along with the positive feedback we have received from our customers on Fred's new direction," Efird continued. "Looking forward, we will continue investing in our prototype stores, increasing the marketing of our Core 5 departments, and implementing the new merchandising layout in more than 200 stores this year. With the passage of the new healthcare bill, we see both opportunities and challenges, and remain committed to growing our pharmacy business – both organically and through acquisitions. The team is confident that these efforts will translate into improved financial performance throughout the year and provide the catalyst for achieving Fred's 2010 earnings goals."

Fred's gross profit for the first quarter of 2010 increased 6% to $136.9 million from $129.0 million in the prior-year period. Gross margin for the quarter increased 90 basis points to 29.0% compared with 28.1% in the same quarter last year. The improvement in gross margin for the quarter resulted from an improved sales mix, higher pharmacy department margins, and lower store shrinkage.

Selling, general and administrative expenses, including depreciation and amortization, were 26.2% of sales compared with 25.1% of sales in the year-earlier period. The increase for the quarter was primarily attributed to increases in insurance costs, amortization of pharmacy acquisition costs, and costs associated with various legal matters.

Operating income for the first quarter of 2010 decreased to $13.2 million or 2.8% of sales from $13.7 million or 3.0% of sales in the prior-year period.

During the first quarter, Fred's opened one new store and five new pharmacies.

In the second quarter of 2010, the Company expects total sales to increase five to seven percent. Comparable store sales are expected to increase two to four percent versus a decrease of 1.3 percent in the second quarter last year. Earnings per diluted share are forecasted to be in the range of $0.12 to $0.15 for the second quarter compared with earnings per share of $0.11 in the same period last year. Based on this outlook, the Company expects total earnings per diluted share for 2010 to be in the range of $0.72 to $0.79.

Fred's, Inc. operates 670 discount general merchandise stores, including 24 franchised Fred's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's first quarter 2010 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until June 26, 2010.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended May 1, 2010	13 Weeks Ended May 2, 2009	Percent Change
Net sales	$471,647	$458,380	2.9%
Operating income	$13,182	$13,681	-3.6%
Net income	$8,191	$8,550	-4.2%
Net income per share:
Basic	$0.21	$0.21	--
Diluted	$0.21	$0.21	--
Average shares outstanding:
Basic	39,203	39,885
Diluted	39,246	40,007

FRED'S, INC. Unaudited Fiscal 2010 First Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended May 1, 2010	% of Total	13 Weeks Ended May 2, 2009	% of Total
Net sales	$471,647	100.0%	$458,380	100.0%
Cost of goods sold	334,698	71.0%	329,403	71.9%
Gross profit	136,949	29.0%	128,977	28.1%
Depreciation & amortization	6,963	1.5%	6,438	1.4%
Selling, general and administrative expenses	116,804	24.7%	108,858	23.7%
Operating income	13,182	2.8%	13,681	3.0%
Interest (income) expense, net	50	0.0%	109	0.0%
Income before income taxes	13,132	2.8%	13,572	3.0%
Provision for income taxes	4,941	1.1%	5,022	1.1%
Net income	$8,191	1.7%	$8,550	1.9%
Net income per share:
Basic	$0.21		$0.21
Diluted	$0.21		$0.21
Weighted average shares outstanding:
Basic	39,203		39,885
Diluted	39,246		40,007

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	May 1, 2010	May 2, 2009
ASSETS:
Cash and cash equivalents	$48,255	$50,514
Inventories	319,269	318,141
Receivables	30,457	32,182
Other non-trade receivables	22,818	14,028
Prepaid expenses and other current assets	10,618	11,658
Total current assets	431,417	426,523
Property and equipment, net	137,618	136,670
Intangibles	15,712	8,639
Other non-current assets	4,040	4,442
Total assets	$588,787	$576,274

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$97,213	$87,357
Current portion of indebtedness	200	218
Accrued expenses and other	41,198	45,682
Deferred income taxes	19,561	13,667
Income taxes payable	--	12,559
Total current liabilities	158,172	159,483

Long-term portion of indebtedness	4,135	4,838
Deferred income taxes	1,525	1,654
Other non-current liabilities	17,569	14,874
Total liabilities	181,401	180,849
Shareholders' equity	407,386	395,425
Total liabilities and shareholders' equity	$588,787	$576,274

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer